                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

                  This Employment Agreement (this "Agreement") is made and entered into as of the 6th day of August, 2002 between Viewcast Corporation (the "Employer and John DeVito (the "Executive"), residing at 19 Amherst Drive, Yonkers, New York 10710.

                  WHEREAS, the Employer wishes to employ the Executive in an executive capacity, as President of DCi, Inc., the wholly owned subsidiary ViewCast Corporation, and as Corporate Vice President of ViewCast Corporation, wishes to accept such employment, on the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, the Employer and Executive hereby agree as follows:

                  1. Effective Date; Term.

                  1.1 This Agreement shall be effective as of the date of the acquisition of DCi, Inc. by ViewCast (the Corporation) (the "Effective Date").

                  1.2 The Employer employs the Executive, and the Executive accepts such employment, for an eighteen (18) month period commencing on the Effective Date (the purchase of DCi, Inc.).

                  1.3 The Term of the Executive's employment under this Agreement shall be automatically renewed for additional one-year terms (each a "Renewal Term") upon the expiration of the Initial Term or any Renewal Term unless the Employer or the Executive delivers to the other, at least sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be, a written notice specifying that the Term of the Executive's employment will not be renewed at the end of the Initial Term or such Renewal Term, as the case may be.

                  1.4 This Agreement may be terminated prior to the expiration of the Initial Term or any Renewal Term as provided in Section 4 of this Agreement.

                            1 of 12                            Initials: GCP
                                                                         -------
                                                                         JD
                                                                         -------

                  2. Position and Duties.

                  2.1 During the Initial or any Renewal Term of this Agreement, the Employer shall employ the Executive to serve as its President. The Executive shall perform such executive, administrative and operational duties customary for executives in such capacity or as may be assigned to the Executive from time to time by the Executive Management of ViewCast Corporation. In his capacity as President of DCi, Inc., the wholly-owned subsidiary of ViewCast Corporation, and as Corporate Vice President of ViewCast Corporation. Executive's performance shall be reviewed within thirty (30) days after the close of Employer's second quarter and within thirty (30) days after the close of the Employer's fiscal year.

                  2.2 Executive agrees to serve the Employer faithfully and to the best of the Executive's ability and to devote substantially all of the Executive's business time, attention and efforts to the interests and business of the Employer and its Subsidiaries.

                  2.3 The Executive agrees at all times to perform all his duties in accordance with applicable laws, rules and regulations and the policies and procedures of the Employer applicable to senior executives in effect from time to time.

                  3. Compensation, Benefits and Expenses.

                  3.1 Salary. During the period from the Effective Date through the Term of this Agreement and except as otherwise provided in this Agreement, the Employer shall pay to Executive an annual base salary of $14,167.00 per month (the "Base Salary Amount"), in equal installments pursuant to the Employer's standard payroll policies and subject to such withholding or deductions as may be mutually agreed between the Employer and the Executive or required by law.

                  3.2 Incentive Compensation. In addition to the salary set forth in Section 3.1, Executive, at Employer's discretion, may earn incentive compensation in an amount determined by the Employer based principally upon growth in net revenues and earnings and the results of continuing operation and the growth in new business and such other criteria as determined by the President and CEO of ViewCast Corporation with the approval and concurrence of the Compensation


                            2 of 12                            Initials: GCP
                                                                         -------
                                                                         JD
                                                                         -------

Committee of the Board of Directors of ViewCast Corporation. Initial cash incentives through fiscal year 2003 mirror the plan presently in place for Mr. DeVito, specifically, 5% of net income of DCi, the subsidiary of ViewCast Corporation, in accordance with the Employer's standard or established payroll policies and shall be subject to such withholding or deductions as may be mutually agreed between the Employer and the Executive or required by law.

                  3.3 Fringe Benefits. During the period of his employment, Executive shall be entitled to participate in Employer's plans for the welfare and benefit of its employees available to senior executive officers generally to the extent Executive satisfies the requirements provided in such plans with respect to the position, tenure, salary, health and other qualifications for participation. Executive will be entitled to four (3) weeks annual vacation; no more then two (2) consecutive weeks may be taken at any given time in each fiscal year. Vacation will not accumulate from one year to the next.

                  3.4 Expenses. During the term of this Agreement, the Employer authorizes Executive to incur reasonable and necessary out-of-pocket business expenses in the course of performing his duties and rendering services hereunder in accordance with Employer's policies with respect thereto, and the Employer shall reimburse Executive for all such expenses, provided (i) such expenses and the purpose for which they were incurred are in accordance with Employer's policies, and (ii) the Executive timely submits to the Employer expense reports and substantiation of the expenses in accordance with Employer's policies.

                  3.5 Options. Employer shall grant to the Executive an option to purchase the total amount of one hundred thousand (100,000) shares of Employer's common stock (the "Shares") set forth in the Notice of Grant, (at the exercise price determined by the average bid/ask price as of the official date of the Acquisition and upon approval of the ViewCast Board of Directors' Compensation Committee (the "Exercise Price") subject to the terms, definitions and provisions of the 1995 Stock Plan (the "Plan") adopted by the Employer, as follows:


                            3 of 12                            Initials: GCP
                                                                         -------
                                                                         JD
                                                                         -------

                           (i) 33,000 shares will vest 12 months post date of
grant; additional 33,000 shares will vest 24 months post date of grant; remainder of 34,000 shares will vest equally 1/12 each month during year 3 (2,833 shares each month). It is expressly understood that all options shall accelerate and immediately vest upon a Change in Control as defined herein.

                  4. Termination.

                  4.1 Termination. The Executive's employment by Employer shall terminate on the earliest Date of Termination upon the occurrence of one of the following events:

                  4.1.1 the Executive's death;

                  4.1.2 the Executive is determined to be "permanently disabled" as defined under the disability insurance policy covering the Executive;

                  4.1.3 termination of Executive by Employer for "Cause";

                  4.1.4 termination of employment by Executive upon written notice to Employer.

                  4.1.5 termination of Executive by Employer without cause upon written notice to Executive;

                  4.1.6 the expiration of this Agreement; or

                  4.1.7 a Change of Control of the Employer, if the Executive's employment -hereunder is terminated by the Employer or its successor (other than pursuant to Section 4.1.3 above) after such Change of Control.

                  4.2 Time of Termination. Executive's employment with Employer (including all positions held with Employer or its Subsidiaries or affiliates) shall terminate immediately upon the Date of Termination without further action by Employer.

                  4.3 Effect of Termination of Employment.

                  (a) Termination Due to Death. In the event the Executive's employment is terminated due to his death, his estate or designated beneficiaries shall be entitled to the following:

                           (i) any amounts payable on death pursuant to any plans or policies of Employer; and

                           (ii) any other amounts due but not yet paid from Employer to Executive.



                            4 of 12                            Initials: GCP
                                                                         -------
                                                                         JD
                                                                         -------

                  (b) Termination Due to Disability. In the event the Executive's employment is terminated due to his permanent or total disability, Executive or his legal representative shall be entitled to the following:

                           (i) any amounts payable on disability pursuant to any plans or policies of Employer; and

                           (ii) any other amounts due but not yet paid from Employer to Executive.

                  (c) Termination for Cause. In the event Executive's employment is terminated by Employer for Cause, Executive shall receive:

                           (i) The equivalent of two (2) weeks Base Salary Amount in effect on the Date of Termination, payable in accordance with Employer's standard payroll policies;

                           (ii) any other amounts due but not yet paid from Employer to Executive.

                           (iii) reimbursement for three (3) months of COBRA premiums paid by Executive

                  (d) Termination Without Cause or for Good Reason. In the event the Executive's employment is terminated by Employer without cause (other than by death or disability), or by Executive for Good Reason, Executive shall be entitled to the following:

                           (i) an amount equal to the Base Salary Amount in effect on the Date of Termination for the balance of the Initial Term or Renewal Term or a period of six
                           (6) months, whichever is longer, payable in accordance with Employer's standard payroll periods and policies;

                           (ii) any other amounts due but not yet paid from Employer to Executive

                           (iii) reimbursement for three (3) months of COBRA premiums paid by Executive.

                  (e) Termination upon Change of Control. If Executive's employment hereunder is terminated by the Employer or its successor (other than pursuant to Section 4.1.3 above) after such Change of Control, Employee shall be entitled to an amount equal to the Base Salary Amount in

                            5 of 12                            Initials: GCP
                                                                         -------
                                                                         JD
                                                                         -------
effect on the Date of Termination for a period of six (6) months, payable in accordance with Employer's standard payroll periods and policies.

                  5. Confidentiality.

                  5.1 Confidential Information in General. The Executive has and will have access to and participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of Employer, its Subsidiaries and affiliates (the "Companies"), including but not limited to (i) business plans, operating plans, marketing plans, bid strategies, bid proposals, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists, formulas, patents, devices, software programs, reports, correspondence, tapes, discs, tangible property and specifications owned by or used in Employer's business, operating strengths and weaknesses of the Companies' officers, directors, employees, agents, suppliers and customers, (ii) information pertaining to future developments such as, but not limited to, research and development, future marketing, distribution, delivery or merchandising plans or ideas, and potential new distribution or business locations, and (iii) other tangible and intangible property, which are used in the business and operations of the Companies but not made publicly available (the "Confidential Information").

                  5.2 Assignment. The Executive hereby assigns to Employer, in consideration of his employment, all Confidential Information in the possession of Executive at any time during the term of this Agreement, whether or not made or conceived during working hours, alone or with others, which relates, directly or indirectly, to businesses or proposed businesses of the Companies, and Executive agrees that all such Confidential Information shall be the exclusive property of the Companies. The Executive shall establish and maintain written records of all such Confidential Information with respect to inventions or similar intellectual property for the benefit of the Companies and shall execute and deliver to the Companies any specific assignments or other documents appropriate to vest title in such Confidential Information in the Companies or to obtain for the Companies legal protection for such Confidential Information.


                            6 of 12                            Initials: GCP
                                                                         -------
                                                                         JD
                                                                         -------

                  5.3 Non-Disclosure. The Executive shall not disclose, use or make known for his or another's benefit any Confidential Information of the Companies or use such Confidential Information in any way except in the best interests of the Companies in the performance of Executive's duties under this Agreement.

                  5.4 Continuing Obligations. The obligations of Executive under this Section 5 shall survive the termination of Executive's employment and the expiration or termination of this Agreement for a period of twelve (12) months.

                  6. Return of Employer's Property

                  Immediately upon termination of the Executive's employment with the Employer, the Executive shall deliver to the Employer all Confidential Information, documents, correspondence, notebooks, reports, computer programs, names of full-time and part-time employees and consultants, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Employer in any way obtained by the Executive during the period of his employment with the Employer. Immediately upon termination of the Executive's employment with the Employer, the Executive shall deliver to the Employer all tangible property of Employer in the possession of Executive, including, without limitation, telephones, facsimile machines, computers, leased automobiles and credit cards. The obligations of Executive under this Section 6 shall survive the termination of Executive's employment and the expiration or termination of this Agreement.

                  7. Non-Competition and Non-Solicitation.

                  7.1 Non-Compete. For a period of six (6) months following the termination of Executive's employment by Employer (the "Non-competition Period"), the Executive will not, directly or indirectly, without the written consent of the Chief Executive Officer and Chief Financial Officer of ViewCast Corporation, own, manage, operate, control, be employed by, consult with or participate in or be connected with any entity owning or having financial interest in, whether direct or indirect, a business entity which is in the same line or lines of business as the Employer or its Subsidiaries, from

                            7 of 12                            Initials: GCP
                                                                         -------
                                                                         JD
                                                                         -------
time to time, within the continental United States. For purposes of this Section 7.1, each of the following activities, without limitation, shall be deemed to constitute proscribed activities during the Non-competition Period: to engage in, work with, have an interest in (other than interests of less than 1% in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), advise, consult, manage, operate, lend money to (other than interests of less than 1% in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), guarantee the debts or obligations of, or permit one's name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in conjunction with any person or persons, firm, association, company or corporation, whether as principal, director, agent, shareholder, partner, employee, consultant or in any other manner whatsoever. For purposes of this Agreement, an "indirect" interest is presumed to exist if an interest is held by a spouse, parent or child, in addition to any other forms of indirect or beneficial interest.

                  7.2 Non-Solicitation. During the Non-competition Period, the Executive will not, directly or indirectly, solicit for employment, or advise or recommend any person to employ or solicit for employment, any person Executive knows to be an employee of the Employer or any of its Subsidiaries.

                  7.3 Continuing Obligations. The obligations of Executive under this Section 7 shall survive the termination of Executive's employment and the expiration or termination of this Agreement throughout the Non-competition Period.

                  8. Remedies.

                  8.1 In the event of any breach or threatened breach, the parties to this Agreement may seek to compel specific performance of the terms of this Agreement through arbitration in accordance with the provisions of paragraph 9.2 of this Agreement.


                            8 of 12                            Initials: GCP
                                                                         -------
                                                                         JD
                                                                         -------

                  9. Miscellaneous.

                  9.1 Certain Definitions. "Cause" shall mean: (i) the Executive is charged with fraud, embezzlement, theft or other criminal conduct, (ii) dishonesty, disloyalty, insubordination or gross negligence in the performance of duties, (iii) failure of the Executive to obey the reasonable and lawful orders of a majority of the CEO and Board of Directors of the Employer, which orders were consistent with the duties of the Executive under this Agreement, after the Executive had been given written notice of such failure and not less than thirty (30) days to cure it; (iv) failure to provide requested information, or (v) any act of fraud or serious moral turpitude.

                  "Change of Control" shall mean the occurrence of any one of the following events:

                           (i) the Board of Directors of Employer approves a plan to sell or dispose of by merger, consolidation or other transaction all or substantially all of Employer's operating assets (on a consolidated basis) or approves a plan of liquidation; or

                           (ii) the Employer combines with another company and is the surviving corporation but immediately after the combination, the persons who were the shareholders of the Employer immediately prior to the combination own 50% or less of all outstanding securities including vested options granted under the Plan of the combined entity.

                  "Good Reason" shall mean a significant change in the nature and scope of the authority, powers, functions, benefits or duties attached to the position of President of DCi, Inc. of the Employer as held by Executive as of the Effective Date.

                  "Date of Termination" shall mean:

                           (i) if employment terminates because of Executive's death, the date of death;

                           (ii) if employment terminates for "Cause", the latest date specified in Section 4.1.3 of this Agreement;

                           (iii) if employment terminates because of permanent or total disability, the date of determination that Executive is so disabled as described in Section
                           4.1.2 of this Agreement;

                           (iv) if employment terminates due to expiration of term, the date of expiration.

                  "Subsidiary" shall mean any entity in which Employer, directly or indirectly, owns 50% or more of the voting securities or otherwise controls the ability to elect a majority of the governing board.

                            9 of 12                            Initials: GCP
                                                                         -------
                                                                         JD
                                                                         -------

                  9.2 Dispute Resolution. Any disputes arising under or in connection with this Agreement shall be subject to arbitration in accordance with rules and procedures of the American Arbitration Association ("AAA") with such changes as the parties may agree. If within ten (10) days of a request for arbitration, the parties have not agreed on the selection of an arbitrator willing to serve, either party may request the AAA to appoint an arbitrator who shall arbitrate the dispute and such appointment and determination shall be binding on the parties. Neither party may commence any legal action or proceeding under this Agreement, other than to enforce this provision, except that Employer may seek judicial intervention for the purpose of obtaining injunctive relief to enforce Executive's obligations under paragraphs 5, 6 and 7, which shall specifically survive the termination of this Agreement. Costs of arbitration, including, without limitation, costs of investigations, fees and expenses of the arbitrator and attorneys, shall be borne by the party incurring same.

                  9.3 Notices. Any notices under this Agreement shall be in writing and shall be given by personal delivery, by local courier service, by certified or registered letter, return receipt requested, or by a nationally recognized overnight delivery service; and shall be deemed given when delivered in person or by local courier or upon actual receipt of the facsimile or certified or registered letter, or on the business day next following delivery to a nationally recognized overnight delivery service at the addresses set forth below of this Agreement or to such other address or addresses as either party shall have specified in writing to the other party hereto.

                           If to the Employer:

                           ViewCast Corporation
                           17300 North Dallas Parkway
                           Suite 2000
                           Dallas, TX 75248
                           --------------------------------
                           -------------------------------
                           If to Executive:

                           John DeVito
                           19 Amherst Drive
                           Yonkers, NY 10710


                           10 of 12                            Initials: GCP
                                                                         -------
                                                                         JD
                                                                         -------

                  9.4 GOVERNING LAW. ALL QUESTIONS PERTAINING TO THE VALIDITY, CONSTRUCTION, EXECUTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS OF THE STATE OF TEXAS.

                  9.5 Entire Agreement; Amendment or Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein. No modification or amendment of any of the provisions of such agreements shall be effective unless in writing and signed by the Executive and Employer. No failure to exercise any right or remedy hereunder shall operate as a waiver thereof. No term or condition of this Agreement shall be deemed to have been waived, nor shall a party be estopped from enforcing any provision of this Agreement, except by a statement in writing signed by the Executive or Employer, whichever party against whom such waiver or estoppel is sought. If any provision of this Agreement is found to be unreasonably broad, it shall nevertheless be enforceable to the extent reasonably necessary to protect the Employer and to the greatest extent permitted by law. If any provision of this Agreement is found to be unreasonably broad, it shall nevertheless be enforceable to the extent reasonably necessary to protect the Employer and to the greatest extent permitted by law. If any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be reformed to the extent necessary to make it valid or enforceable and to carry out the intent of the parties, or if such reformation is not possible, the remaining provisions of this Agreement shall continue in full force and effect.

                  9.6 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and permitted assigns.

                  9.7 Survival. The Executive's obligations under Sections 5, 6, 7 and 8 will survive the termination of Executive's employment and the termination or expiration of this Agreement. The Employer's obligations under this Agreement will survive the termination of Executive's employment and the termination or expiration of this Agreement until paid in full.

                           11 of 12                            Initials: GCP
                                                                         -------
                                                                         JD
                                                                         -------

                  9.8 Headings. The paragraph and subparagraph headings contained in this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.

                  9.9 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.

                  10. Successors and Assigns. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon successors and assigns of Employer.

                  11. Further Assurances. Executive shall cooperate and take such action as may be reasonably requested by Employer in order to carry out the provisions and purposes of this Agreement. Specifically, Executive certifies that he is in compliance with the Immigration Reform and Control Act of 1986 (the "Act") and that he is legally entitled to work in the United States. Executive also agrees to execute the Employment Verification Form I-9 as required by the Act and also agrees to execute the Employee Proprietary Information Agreement in the form attached hereto as Exhibit "A".

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written, but to be effective for all purposes as of the Effective Date.

                                                 VIEWCAST CORPORATION.


                                                 By: /s/ GEORGE C. PLATT
                                                    ----------------------------


                                                 EXECUTIVE


                                                 /s/ JOHN DEVITO
                                                 -------------------------------
                                                 John DeVito


DeVito 8-6-02

                           12 of 12                            Initials: GCP
                                                                         -------
                                                                         JD
                                                                         -------